Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
  Senior Vice President, Chief Financial Officer
  M/I Homes, Inc.
  (614) 418-8011

M/I Homes Reports Record
Homes Delivered and Backlog

Columbus, Ohio (April 8, 2004) - M/I Homes, Inc. (NYSE:MHO) announced record Homes Delivered and Backlog along with 15% growth in New Contracts for the first quarter ended March 31, 2004.

The Company recorded 1,312 New Contracts in the first quarter ended March 31, 2004, compared to 2003’s first quarter New Contracts of 1,141. Homes Delivered in 2004’s first quarter reached a first quarter record of 871, representing an increase of 9% over the same period a year ago. The Company achieved record Backlog units of 3,099 and an all-time record sales value of $840 million – 16% and 28% improvements over 2003’s 2,662 units and $657 million sales value, respectively. The average sales price of homes in backlog at March 31, 2004 rose to a new all-time high of $271,000 compared to $247,000 at March 31, 2003. M/I had 140 active subdivisions at March 31, 2004 compared to 143 at March 31, 2003.

The Company expects to report first quarter financial results on April 26. You are invited to listen to the conference call over the Internet at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes website at www.mihomes.com, click on “Investor Relations” and select “Listen to the Conference Call.” The call, along with non-GAAP financial measures, will be available through April 26, 2005.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold nearly 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

M/I HOMES, INC.
Homebuilding Operational Data

	NEW CONTRACTS			HOMES DELIVERED
	Three months ended			Three months ended
	March 31,			March 31,

			%			%
	2004	2003	Change	2004	2003	Change

Ohio &
Indiana	870	789	10	577	487	18

Florida	305	248	23	223	214	4

NC, VA
& MD	137	104	32	71	99	(28)

	1,312	1,141	15	871	800	9

BACKLOG

	March 31, 2004			March 31, 2003

		Dollars	Average		Dollars	Average
	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Ohio &
Indiana	1,931	$ 498	$258,000	1,825	$ 428	$235,000

Florida	860	$ 224	$261,000	575	$ 136	$236,000

NC, VA
& MD	308	$ 118	$382,000	262	$ 93	$354,000

	3,099	$ 840	$271,000	2,662	$ 657	$247,000